Exhibit 99.1
Ranger Oil Reports Third Quarter 2021 Results
Generates Eighth Consecutive Quarter of Free Cash Flow ---
--- Anticipates Continued Growth in Cash Flow with Low Leverage ---

HOUSTON, November 3, 2021 (GLOBE NEWSWIRE) -- Ranger Oil Corporation ("Ranger" or the "Company") (Nasdaq: ROCC) today announced its financial and operational results for the third quarter 2021.
Recent Significant Highlights
The operational and financial results below do not include the Lonestar Resources US Inc. (“Lonestar”) acquisition which closed October 5, 2021, unless otherwise noted.
•Rebranded the Company as Ranger Oil Corporation;
•Ranger’s Board Member Tiffany (“TJ”) Thom Cepak Named to Savoy Magazine’s 2021 List of “Most Influential Black Corporate Directors”;
•Sold 20,429 barrels of oil per day (“bbl/d”) for the third quarter of 2021, slightly exceeding the mid-point of guidance. Total sales volumes for the third quarter of 2021 were 25,483 barrels of oil equivalent per day (“boe/d”);
•Generated significant free cash flow(1) for the eighth consecutive quarter, lowering net debt(2) by approximately $29 million to $305 million as of September 30, 2021;
•Generated net income of $43 million for the third quarter of 2021; and
•Reported adjusted EBITDAX(3) of over $88 million for the third quarter of 2021.
“The last several months have marked an incredible period of positive transformation," said Darrin Henke, President and Chief Executive Officer of Ranger. “I’m so proud of the many accomplishments we’ve made - closing our Lonestar acquisition, strengthening our balance sheet with our unsecured notes offering, outperforming the midpoint of our guidance for both production and capital, and generating our eighth consecutive quarter of free cash flow(1). To mark the success of our strategic transformation, we rebranded the Company to Ranger Oil Corporation. I want to thank the entire Ranger team for their continued hard work and dedication, without which this transformation would not have been possible. We are also proud of TJ’s accomplishment of being named to Savoy Magazine’s 2021 List of Most Influential Black Corporate Directors. TJ is a valued and key member of our Board, and we thank her for her continued commitment and dedication to Ranger.”
Mr. Henke continued, “While we celebrate our successes, we never stop pursuing continuous improvement. Turning to the fourth quarter, we are focused on engineering our next phase of operational and financial outperformance. First, we are executing on previously identified G&A and operating synergies in connection with the Lonestar acquisition. We continue to expect more than $20 million of annual synergies, with significant incremental development synergies through the drilling of longer lateral wells, increased wells per pad, and shared facilities and infrastructure. In anticipation of these larger, more capital-efficient pads, we are diligently working with our midstream partners to invest in field infrastructure. The plan calls for field compression upgrades and optimization of other infrastructure as we prepare for this next phase of development. We expect this plan to result in consistent production for the fourth quarter relative to this quarter for our legacy Ranger assets; however, the recent closing of the Lonestar acquisition grows our overall production base by approximately 50% on a barrel of oil equivalent basis. Our investments in field infrastructure combined with our continued two-rig drilling program provide momentum for a highly capital efficient 2022, with mid to high single-digit production growth year-over-year.”
Mr. Henke added, "With our focus on capital discipline and operational efficiencies, combined with current commodity prices, we expect the Company’s free cash flow(1) profile to significantly accelerate in 2022, producing well in excess of $200 million for the calendar year. Our growing EBITDAX and strong free cash flow generation are expected to result in a leverage(4) ratio of 1.0x or less in the first half of next year. As we approach this goal, we continue to review all potential options for accretive uses of our free cash flow for the benefit of our shareholders while maintaining our strong balance sheet. Lastly, we continue to see a significant opportunity for us to be the basin consolidator of choice. As in the past, our strategy will remain squarely focused on long-term shareholder accretion, rigorous capital discipline, balance sheet strength, strong cash-on-cash returns, and a commitment to operating in an environmentally and socially responsible manner."

Third Quarter 2021 Operating Results
Total sales volumes for the third quarter of 2021 were 2.3 million barrels of oil equivalent, or 25,483 boe/d (80% crude oil). During the third quarter of 2021, the Company completed and turned in line 10 gross (9.2 net) wells.

Third Quarter 2021 Financial Results

Exhibit 99.1
Operating expenses were $65.8 million, or $28.06 per barrel of oil equivalent ("boe"), in the third quarter of 2021 including $13.21 per boe of depreciation, depletion and amortization expenses. Total cash direct operating expenses(5), which consist of lease operating expenses ("LOE"), gathering, processing, and transportation ("GPT") expenses, production and ad valorem taxes, and cash general and administrative ("G&A") expenses, were $33.8 million, or $14.43 per boe, in the third quarter of 2021. Total G&A expenses for the third quarter of 2021 were $4.66 per boe, which includes $2.7 million of non-recurring transaction costs and $1.0 million of non-cash share-based compensation. For the third quarter of 2021, adjusted cash G&A expenses(6), which exclude non-cash share-based compensation and non-recurring transaction costs, were $3.11 per boe, and LOE was $4.54 per boe.
Net income for the third quarter of 2021 was $43.1 million, and net income attributable to common shareholders was $17.4 million, or $1.11 per share and per diluted share, compared to a net loss of $243.4 million, or $16.03 loss per share, in the third quarter of 2020. Adjusted net income(7) was $44.1 million, or $1.15 per diluted share, in the third quarter of 2021 versus $17.3 million, or $1.14 per diluted share in the third quarter of 2020.
Adjusted EBITDAX(3) was $88.1 million in the third quarter of 2021, compared to $63.7 million in the third quarter of 2020, up primarily due to higher production and higher crude oil prices.

Balance Sheet and Liquidity
As of October 29, 2021, Ranger had long-term debt of $662.9 million (net debt of $603.7 million), which is comprised of $400 million of senior unsecured notes and $203.7 million under its revolving credit facility, net of cash. The Company has a borrowing base of $600 million with elected commitments of $400 million. Ranger’s liquidity under its revolving credit facility was $195.9 million as of October 29, 2021.

Acreage
As of October 5, 2021, the Company (including the Lonestar acquisition) had approximately 174,600 gross (142,600 net) acres. Approximately 93% of Ranger’s acreage is held by production.
Q4 2021 Outlook
The table below sets forth the Company's operational and financial guidance for the fourth quarter 2021:

4Q 2021

Reported Oil Sales Volumes (bbl/d)	25,700 - 27,700

Realized Price Differentials
Oil (WTI, per barrel)	$(3.00) - $(2.00)
Natural gas (Henry Hub, per MMBtu)	$(0.10) - $0.10

Direct Operating Expenses
Lease operating expenses (per boe)	$4.75 - $4.95
GPT expenses (per boe)	$2.55 - $2.85
Ad valorem and production taxes (percent of product revenue)	6.3% - 6.8%
Adjusted Cash G&A expenses (per boe)(6)	$2.85 - $3.15

Capital Expenditures (millions)
Drilling & Completion	$65 - $75
Land, Facilities and other	$1

Note: As a result of the Lonestar transaction closing on October 5, 2021, financial and operational data for Lonestar for the first four days of the fourth quarter will not be included in Ranger’s fourth quarter results and are not reflected in the above guidance. Preliminary estimates for production associated with the Lonestar assets for the first four days of October reduced production by approximately 600 boe/d, which includes 300 bbl/d for the quarter.
Ranger remains committed to maintaining capital and operational discipline; thus, the Company currently anticipates maintaining a two-rig program. The Company believes a two-rig program in 2022 can achieve results approximating a 2.5 rig development scenario given the significant operational efficiencies in both drilling and

Exhibit 99.1
completion techniques, extended lateral length across the combined acreage position, higher working interest acreage, and increased wells per pad.
Third Quarter 2021 Conference Call
A conference call and webcast discussing the third quarter 2021 financial and operational results is scheduled for Thursday, November 4, 2021 at 10 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931 (international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company's website, www.Rangeroil.com, at least 15 minutes prior to the scheduled start time to download supporting materials and install any necessary audio software.
An on-demand replay of the webcast will be available on the Company's website beginning shortly after the webcast. The replay will also be available from November 4, 2021, through November 11, 2021, by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 10161219.

About Ranger Oil Corporation
Ranger Oil (formerly known as Penn Virginia Corporation) is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in South Texas. For more information, please visit our website at www.Rangeroil.com.

Cautionary Statements Regarding Guidance
The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, NGLs, and natural gas, and NGLs, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the "Forward-Looking Statements" section below, as well as "Risk Factors" in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.

Forward-Looking Statements
This communication contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements, and such statements include, words such as "anticipate," "guidance," "assumptions," "projects," "forward," "estimates," "outlook," "expects," "continues,", “project”, "intends," "plans," "believes," "future," "potential," "may," "foresee," "possible," "should," "would," "could," "focus" and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the risk that the benefits of the acquisition of Lonestar may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to transaction-related issues; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental actions, stay-at-home orders, interruptions to our operations or our customer's operations; risks related to and the impact of actual or anticipated other world health events; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing; our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs; our ability to renew or replace expiring contracts on acceptable terms; our ability to obtain adequate pipeline transportation capacity or other transportation for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices; and other risks set forth in our filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The statements in this communication speak only as of the date of

Exhibit 99.1
the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes
1)Free cash flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
2)Net debt is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
3)Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
4)Leverage ratio is defined as Net Debt to LTM Adjusted EBITDAX. Net Debt and Adjusted EBITDAX are non-GAAP measures defined and reconciled at the end of this release.
5)Total cash direct operating expenses is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
6)Adjusted cash G&A expense is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
7)Adjusted net income is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.

Exhibit 99.1

RANGER OIL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
and SELECTED OPERATING STATISTICS - unaudited
(in thousands, except per share, production and price data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Revenues and other
Crude oil	$127,995	$116,314	$63,227	$326,222	$190,732
Natural gas liquids (NGLs)	7,165	4,388	2,824	15,115	6,295
Natural gas	4,973	3,087	2,563	10,893	7,273
Total product revenues	140,133	123,789	68,614	352,230	204,300
Other operating income, net	928	910	797	2,085	1,972
Total revenues and other	141,061	124,699	69,411	354,315	206,272
Operating expenses
Lease operating	10,647	9,728	8,275	29,200	27,901
Gathering, processing and transportation	5,688	5,173	5,760	15,535	16,797
Production and ad valorem taxes	7,534	6,721	4,368	19,768	13,152
General and administrative	10,932	6,985	8,585	31,094	23,801
Depreciation, depletion and amortization	30,975	28,795	37,038	83,654	114,891
Impairments of oil and gas properties	—	—	235,989	1,811	271,498
Total operating expenses	65,776	57,402	300,015	181,062	468,040
Operating income (loss)	75,285	67,297	(230,604)	173,253	(261,768)
Other income (expense)
Interest expense, net	(10,582)	(5,303)	(7,497)	(21,282)	(24,213)
Loss on extinguishment of debt	—	—	—	(1,231)	—
Derivatives	(21,084)	(54,227)	(6,891)	(119,679)	109,879
Other, net	(7)	—	21	(13)	(42)
Income (loss) before income taxes	43,612	7,767	(244,971)	31,048	(176,144)
Income tax (expense) benefit	(549)	(171)	1,558	(410)	1,110
Net income (loss)	43,063	7,596	(243,413)	30,638	(175,034)
Net income attributable to Noncontrolling interest	(25,676)	(4,551)	—	(23,778)	—
Net income (loss) attributable to common shareholders	$17,387	$3,045	$(243,413)	$6,860	$(175,034)

Net income (loss) per share:
Basic	$1.13	$0.20	$(16.03)	$0.45	$(11.54)
Diluted	$1.11	$0.20	$(16.03)	$0.44	$(11.54)

Weighted average shares outstanding:
Basic	15,319	15,311	15,183	15,298	15,168
Diluted	15,713	38,372	15,183	15,669	15,168

Exhibit 99.1

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Sales Volumes
Crude oil (Mbbls)	1,879	1,831	1,691	5,179	5,291
NGLs (Mbbls)	263	240	307	713	917
Natural gas (MMcf)	1,211	1,143	1,421	3,367	4,206
Total (Mboe)	2,344	2,261	2,235	6,453	6,909
Average sales volumes (boe/d)	25,483	24,844	24,295	23,638	25,214

Realized Prices
Crude oil ($/bbl)	$68.10	$63.54	$37.39	$62.99	$36.05
NGLs ($/bbl)	$27.24	$18.31	$9.20	$21.21	$6.86
Natural gas ($/Mcf)	$4.11	$2.70	$1.80	$3.23	$1.73
Aggregate ($/boe)	$59.77	$54.75	$30.70	$54.58	$29.57

Realized Prices, including effects of derivatives, net [1]
Crude oil ($/bbl)	$57.15	$52.70	$48.28	$52.08	$51.05
NGLs ($/bbl)	$25.77	$17.87	$9.20	$20.52	$6.86
Natural gas ($/Mcf)	$3.44	$2.71	$1.88	$3.01	$1.86
Aggregate ($/boe)	$50.49	$45.93	$38.99	$45.63	$41.14

1    Realized prices, including effects of derivatives, net are non-GAAP measures. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures appear at the end of this release.

Exhibit 99.1
Reconciliation of GAAP “Realized prices” to Non-GAAP “Realized prices, including effects of derivatives, net”
We present our realized prices for crude oil, NGLS and natural gas, as adjusted for the effects of derivatives, net as we believe these measures are useful to management and stakeholders in determining the effectiveness of our price-risk management program that is designed to reduce the volatility associated with our operations. Realized prices for crude oil, NGLs and natural gas, as adjusted for the effects of derivatives, net, are supplemental financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). The following table presents the calculation of our non-GAAP realized prices for crude oil, NGLs and natural gas, as adjusted for the effects of derivatives, net and reconciles to realized prices for crude oil and natural gas determined in accordance with GAAP:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Realized crude oil prices ($/bbl)	$68.10	$63.54	$37.39	$62.99	$36.05
Effects of derivatives ($/bbl)	(10.95)	(10.84)	10.89	(10.91)	15.00
Crude oil realized prices, including effects of derivatives, net ($/bbl)	$57.15	$52.70	$48.28	$52.08	$51.05

Realized natural gas liquid prices ($/bbl)	$27.24	$18.31	$9.20	$21.21	$6.86
Effects of derivatives ($/bbl)	(1.47)	(0.44)	—	(0.69)	$—
Natural gas liquid realized prices, including effects of derivatives, net ($/bbl)	$25.77	$17.87	$9.20	$20.52	$6.86

Realized natural gas prices ($/Mcf)	$4.11	$2.70	$1.80	$3.23	$1.73
Effects of derivatives ($/Mcf)	(0.67)	0.01	0.08	(0.22)	0.13
Natural gas realized prices, including effects of derivatives, net ($/Mcf)	$3.44	$2.71	$1.88	$3.01	$1.86

Aggregate realized prices ($/boe)	$59.77	$54.75	$30.70	$54.58	$29.57
Effects of derivatives ($/boe)	(9.28)	(8.82)	8.29	(8.95)	11.57
Aggregate realized prices, including effects of derivatives, net ($/boe)	$50.49	$45.93	$38.99	$45.63	$41.14

Effects of derivatives includes, as applicable to the period presented: (i) current period commodity derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

Exhibit 99.1
RANGER OIL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION - unaudited
(in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current assets [1]	$151,911	$153,420
Net property and equipment	864,878	723,549
Restricted cash - non-current [1]	396,072	—
Other noncurrent assets	6,456	30,357
Total assets	$1,419,317	$907,326

Liabilities and equity
Current liabilities	222,919	148,195
Other noncurrent liabilities	30,480	36,796
Credit Facility	212,900	314,400
Second Lien Facility, net	131,633	195,097
9.25% Senior Notes due 2026, net [2]	394,795	—
Total long-term debt, net	739,328	509,497
Equity
Common shareholders’ equity	173,189	212,838
Noncontrolling interest	253,401	—
Total equity	426,590	212,838
Total liabilities and equity	$1,419,317	$907,326

1    Includes restricted cash - current of $15.4 million related to accrued interest and the discount on the 9.25% Senior Notes. Restricted cash - non-current represents $396.1 million for the 9.25% Senior Notes, net of discount.
2    Net proceeds for the 9.25% Senior Notes are held in escrow and, therefore, classified within restricted cash accounts. As of October 5, 2021, these were released from escrow upon closing of the Lonestar acquisition to repay $249.8 million of Lonestar’s long-term debt and accrued interest and related expenses, and the remainder, along with cash on hand, of $146.2 million was used to repay the Second Lien Facility in full, a prepayment premium accrued interest and related expenses.

Exhibit 99.1
RANGER OIL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$43,063	$7,596	$(243,413)	$30,638	$(175,034)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt	—	—	—	1,231	—
Depreciation, depletion and amortization	30,975	28,795	37,038	83,654	114,891
Impairments of oil and gas properties	—	—	235,989	1,811	271,498
Derivative contracts:
Net (gains) losses	21,084	54,227	6,891	119,679	(109,879)
Cash settlements and premiums received (paid), net	(22,238)	(16,634)	6,418	(46,041)	65,295
Deferred income tax expense (benefit)	379	61	(1,565)	130	(31)
Gain on sales of assets, net	(3)	—	—	(7)	(14)
Non-cash interest expense	563	568	799	1,742	3,336
Share-based compensation	971	962	775	4,179	2,582
Other, net	7	7	9	20	23
Changes in operating assets and liabilities, net	6,572	14,918	17,887	7,048	17,056
Net cash provided by operating activities	81,373	90,500	60,828	204,084	189,723
Cash flows from investing activities
Capital expenditures	(50,932)	(60,948)	(26,183)	(146,638)	(139,010)
Proceeds from sales of assets, net	4	149	—	157	83
Net cash used in investing activities	(50,928)	(60,799)	(26,183)	(146,481)	(138,927)
Cash flows from financing activities
Proceeds from credit facility borrowings	—	20,000	5,000	20,000	51,000
Repayment of credit facility borrowings	(26,000)	(10,000)	(40,000)	(121,500)	(89,000)
Repayment of second lien facility	(1,875)	(1,875)	—	(56,890)	—
Proceeds from 9.25% Senior Notes, net of discount	396,072	—	—	396,072	—
Proceeds from redeemable common units	—	—	—	151,160	—
Proceeds from redeemable preferred stock	—	—	—	2	—
Transaction costs paid on behalf of Noncontrolling interest	—	—	—	(5,543)	—
Issue costs paid for Noncontrolling interest securities	—	—	—	(3,758)	—
Debt issuance costs paid	(1,567)	—	(6)	(3,397)	(78)
Other, net	—	—	(1,068)	—	—
Net cash provided by (used in) financing activities	366,630	8,125	(36,074)	376,146	(38,078)
Net increase (decrease) in cash, cash equivalents and restricted cash	397,075	37,826	(1,429)	433,749	12,718
Cash, cash equivalents and restricted cash - beginning of period	49,694	11,868	21,945	13,020	7,798
Cash, cash equivalents and restricted cash - end of period	$446,769	$49,694	$20,516	$446,769	$20,516

Exhibit 99.1
RANGER OIL CORPORATION
CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted net income”
Adjusted net income is a non-GAAP financial measure that represents net income (loss) adjusted to include net realized settlements of derivatives and exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, impairments of oil and gas properties, net gains and losses on the sales of assets, loss on extinguishment of debt, strategic transaction costs, organizational restructuring, including severance and income tax effect of adjustments. We believe that non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts provide meaningful supplemental information regarding our operational performance. This information facilitates management’s internal comparisons to the Company’s historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, the Company believes that our investors can benefit by evaluating both non-GAAP and GAAP results. Adjusted net income is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss).

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(in thousands, except per share amounts)
Net income (loss)	$43,063	$7,596	$(243,413)	$30,638	$(175,034)
Adjustments for derivatives:
Net losses (gains)	21,084	54,227	6,891	119,679	(109,879)
Realized settlements, net [1]	(22,740)	(20,900)	17,623	(60,622)	78,607
Impairments of oil and gas properties	—	—	235,989	1,811	271,498
Gain on sales of assets, net	(3)	—	—	(7)	(14)
Loss on extinguishment of debt	—	—	—	1,231	—
Acquisition/integration, divestiture and strategic transaction costs	2,680	—	525	7,335	525
Organizational restructuring, including severance	—	—	1,372	239	1,372
Income tax effect of adjustments	(13)	(735)	(1,669)	(933)	(1,526)
Adjusted net income	$44,071	$40,188	$17,318	$99,371	$65,549
Net income (loss), per diluted share	$1.11	$0.20	$(16.03)	$0.44	$(11.54)
Adjusted net income, per diluted share [2]	$1.15	$1.05	$1.14	$2.60	$4.32

1    Realized settlements, net includes, as applicable to the period presented: (i) current period commodity and interest rate derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

2    Adjusted net income per diluted share is calculated based on diluted shares of 38.3 million (assumes the exchange of Series A Preferred stock and 22.5 million Common units held by Juniper for common shares), 38.4 million (assumes the exchange of Series A Preferred stock and 22.5 million Common units held by Juniper for common shares) and 15.2 million for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively, and 38.2 million (assumes the exchange of Series A Preferred stock and 22.5 million Common units held by Juniper for common shares) and 15.2 million for the nine months ended September 30, 2021 and 2020, respectively.

Exhibit 99.1
Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Adjusted EBITDAX”
Adjusted EBITDAX represents net income (loss) before loss on extinguishment of debt, interest expense, income taxes, impairments of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net commodity realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including acquisition, divestiture and strategic transaction costs, and organizational restructuring, including severance. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Ranger Oil may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Ranger Oil’s results as reported under GAAP.

	Three Months Ended
	September 30,	June 30,	September 30,
	2021	2021	2020
	(in thousands, except per unit amounts)
Net income (loss)	$43,063	$7,596	$(243,413)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense, net	10,582	5,303	7,497
Income tax (benefit) expense	549	171	(1,558)
Impairments of oil and gas properties	—	—	235,989
Depreciation, depletion and amortization	30,975	28,795	37,038
Share-based compensation expense	971	962	775
Gain on sales of assets, net	(3)	—	—
Adjustments for derivatives:
Net losses (gains)	21,084	54,227	6,891
Realized commodity settlements, net [1]	(21,768)	(19,944)	18,542
Adjustment for special items:
Acquisition/integration, divestiture and strategic transaction costs	2,680	—	525
Organizational restructuring, including severance	—	—	1,372
Adjusted EBITDAX	$88,133	$77,110	$63,658
Net income (loss) per boe	$18.37	$3.36	$(108.90)
Adjusted EBITDAX per boe	$37.59	$34.11	$28.48

1    Realized commodity settlements, net includes, as applicable to the period presented: (i) current period commodity derivative settlements; (ii) the impact of option premiums paid or received in prior periods related to current period production; (iii) the impact of prior period cash settlements of early-terminated derivatives originally designated to settle against current period production; (iv) the exclusion of option premiums paid or received in current period related to future period production; and (v) the exclusion of the impact of current period cash settlements for early-terminated derivatives originally designated to settle against future period production.

Exhibit 99.1
Reconciliation of GAAP “Operating expenses” to Non-GAAP “Adjusted direct operating expenses and Adjusted direct operating expenses per boe”
Adjusted direct operating expenses and adjusted direct operating expenses per boe are supplemental non-GAAP financial measure that exclude certain non-recurring expenses and non-cash expenses. We believe that the non-GAAP measure of Adjusted total direct operating expense per boe is useful to investors because it provides readers with a meaningful measure of our cost profile and provides for greater comparability period-over-period.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(in thousands, except per unit amounts)
Operating expenses - GAAP	$65,776	$57,402	$300,015	$181,062	$468,040
Less:
Share-based compensation	(971)	(962)	(775)	(4,179)	(2,582)
Impairment of oil and gas properties	—	—	(235,989)	(1,811)	(271,498)
Depreciation, depletion and amortization	(30,975)	(28,795)	(37,038)	(83,654)	(114,891)
Total cash direct operating expenses	33,830	27,645	26,213	91,418	79,069
Significant special charges:
Acquisition/integration, divestiture and strategic transaction costs	(2,680)	—	(525)	(7,335)	(525)
Organizational restructuring, including severance	—	—	(1,372)	(239)	(1,372)
Non-GAAP Adjusted direct operating expenses	$31,150	$27,645	$24,316	$83,844	$77,172

Operating expenses per boe	$28.06	$25.39	$134.22	$28.06	$67.75

Total cash direct operating expenses per boe	$14.43	$12.23	$11.73	$14.17	$11.44

Non-GAAP Adjusted direct operating expenses per boe	$13.29	$12.23	$10.88	$12.99	$11.17

Reconciliation of GAAP “General and administrative expenses” to Non-GAAP “Adjusted cash general and administrative expenses”
Adjusted cash general and administrative expenses is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash share-based compensation expense. We believe that the non-GAAP measure of Adjusted cash general and administrative expenses is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(in thousands, except per unit amounts)
GAAP General and administrative expenses	10,932	6,985	8,585	31,094	23,801
Less: Share-based compensation	(971)	(962)	(775)	(4,179)	(2,582)
Significant special charges:
Acquisition/integration, divestiture and strategic transaction costs	(2,680)	—	(525)	(7,335)	(525)
Organizational restructuring, including severance	—	—	(1,372)	(239)	(1,372)
Adjusted cash-based general and administrative expenses	$7,281	$6,023	$5,913	$19,341	$19,322
GAAP General and administrative expenses per boe	$4.66	$3.09	$3.84	$4.82	$3.45
Adjusted cash general and administrative expenses per boe	$3.11	$2.66	$2.65	$3.00	$2.80

Exhibit 99.1
Definition and Explanation of Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that management believes illustrates our ability to generate cash flows from our business that are available to be returned to our providers of financing capital represented primarily by our debt holders as we do not currently have a dividend or share repurchase program. We present Free Cash Flow as the excess (deficiency) of Discretionary cash flow over Capital additions, net. Discretionary cash flow is defined as Adjusted EBITDAX (non-GAAP measure defined and reconciled to GAAP net income above) less interest expense, debt issue costs, other, net and adjustments for income taxes refunded and changes for working capital. Capital additions represent our committed capital expenditure and acquisition transactions, net of any proceeds from the sales or disposition of assets. We believe Free Cash Flow is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies in many industries. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

	Three Months Ended	Nine Months Ended	Twelve Months Ended
	September 30, 2021	September 30, 2021	September 30, 2021
	(in thousands)
Adjusted EBITDAX, as reported	$88,133	$212,680	$269,354
Interest expense, as reported, less non-cash interest	(10,936)	(22,101)	(29,008)
Income taxes refunded (paid)	—	(360)	(360)
Debt issue costs paid	(1,567)	(3,397)	(3,397)
Working capital and other, net	13,218	60,272	45,633
Discretionary cash flow	88,848	247,094	282,222

Capital expenditures, as reported	(59,974)	(182,827)	(215,454)
Proceeds from asset sales	4	157	160
Sales and use tax refunds applied to capital additions	—	457	457
Capital additions, net	(59,970)	(182,213)	(214,837)
Non-GAAP Free cash flow	$28,878	$64,881	$67,385

As adjusted net debt at beginning of period [1]	$334,191	$370,194	$372,698
Less: Historical net debt at end of period [2]	(305,313)	(305,313)	(305,313)
Non-GAAP Free cash flow	$28,878	$64,881	$67,385

1    Net debt at the beginning of the period has been adjusted for the net cash effects of the Transaction and debt amendments. See the following table for adjustments attributed to the Juniper transaction and debt amendments.
2    Net debt at the end of the period excludes the 9.25% senior unsecured notes and related funds which were held in escrow as restricted cash - non-current of $396.1 million at September 30, 2021. See the following table.

Exhibit 99.1
Net Debt
Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt, excluding $9.25% Senior Notes less cash, cash equivalents and restricted cash-current. Net debt, as adjusted, calculated on a pro forma basis as of December 31, 2020 and September 30, 2020 to adjust for related impacts of the Juniper Transaction (refer to footnote 2 below). The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

	October 29, 2021	September 30, 2021 [1]	June 30, 2021	December 31, 2020		September 30, 2020
				Actual	Pro Forma Adjusted [2]	Actual	Pro Forma Adjusted [2]
		(in thousands)
Long-term debt
Credit Facility	$262,900	$212,900	$238,900	$314,400	$233,900	$324,400	243,900
9.25% Senior Notes, excluding unamortized discount and issue costs	400,000	—	—	—	—	—	—
Second lien facility, excluding unamortized discount and issue costs	—	143,110	144,985	200,000	148,735	200,000	148,735
Cash, cash equivalents and restricted cash-current [3]	(59,220)	(50,697)	(49,694)	(13,020)	(12,441)	(20,516)	(19,937)
Net Debt	$603,680	$305,313	$334,191	$501,380	$370,194	$503,884	$372,698

1    Long-term debt used to calculate Net Debt excludes the 9.25% senior unsecured notes and related funds which were held in escrow as restricted cash at September 30, 2021.
2    Adjustments attributable to the Juniper Transaction and debt amendments include (i) prepayments of $80.5 million under the Credit Facility; (ii) prepayments of $51.3 million under the Second Lien Facility and (iii) transaction expenses of $0.6 million paid in excess of the $150 million received as a capital contribution from Juniper used to fund the prepayments and transaction expenses.
3    Excludes restricted cash - non-current of $396.1 million as of September 30, 2021.

Contact
Clay Jeansonne
Investor Relations
Ph: (713) 722-6540
E-Mail: invest@pennvirginia.com